McMoRan Exploration Co.

Submits Deepwater Port License Application for

LNG Terminal & Natural Gas Storage Facilities at

Main Pass Energy HubTM

NEW ORLEANS, LA, March 1, 2004 – McMoRan Exploration Co. (NYSE:MMR) announced today that its wholly owned subsidiary Freeport-McMoRan Energy LLC has submitted its license application, which is pending acceptance by the U. S. Coast Guard, to develop a $440 million liquefied natural gas (LNG) receiving terminal located at its Main Pass Energy HubTM, offshore in the Gulf of Mexico 37 miles east of Venice, Louisiana.  The proposed terminal would be capable of receiving and conditioning 1 billion cubic feet (bcf) per day of LNG and is being designed to accommodate potential future expansions.  McMoRan is also planning additional investments to develop significant cavern storage for natural gas and pipeline interconnects to the U.S. pipeline distribution system.  This would allow significant storage capacity of natural gas using the massive salt dome located at the site and would provide suppliers with access to premium natural gas markets in the U.S.  Aggregate peak deliverability from the proposed terminal, including deliveries from storage would total 2.5 bcf per day.

The application has been filed under the U.S. Deepwater Port Act, which was amended in 2002 to include deepwater gas ports such as MPEHTM and contains a 356-day review period for a decision on the issuance of a license.  The license process is under the administration of the U.S. Coast Guard.

James R. Moffett and Richard C. Adkerson, Co-Chairmen of McMoRan, said “The submission of this application is an important milestone for the development of our Main Pass Energy HubTM project, which would provide a gateway for required LNG imports into the U.S. natural gas distribution system.  We are encouraged by the streamlined permitting process outlined in the Deepwater Port Act and recent approvals of other offshore projects.  We look forward to our continued work with the U.S Coast Guard to obtain a license for our project, which offers attractive opportunities for LNG suppliers, U.S. natural gas consumers and our shareholders.”

"I believe that this project will not only help provide a much-needed supply of natural gas for our state's industries, but will also have significant economic benefits for the state," Louisiana Governor Kathleen Babineaux Blanco said.  "Over its life, McMoRan will invest hundreds of millions of dollars on this project, an investment that will result in 1,000 direct and secondary jobs for Louisiana workers."

U.S. Senator Mary Landrieu said “This project is good news for Louisianians, our state, and our country. It will create work - as many as 18,000 jobs during the construction phase. It's good for our economy, because Liquefied Natural Gas is expected to be a significant component of the natural gas supply on which so many industries in Louisiana depend. It's good for our future, because it will continue to secure Louisiana's place at the forefront of supplying the energy that runs our country.”

MPEHTM is located at Main Pass Block 299 in 210 feet of water which allows deepwater access for large LNG tankers and is in close proximity to shipping channels.  McMoRan will utilize the substantial existing platforms and infrastructure at the site, which were designed to withstand a 200-year storm event, to locate the LNG vaporization and surface storage facilities, providing significant construction timing advantages and cost savings.  The facilities could be operational by late-2007, which would make MPEHTM one of the first U.S. offshore LNG facilities.  Safety and security aspects of the facility are enhanced by its remote location.

MPEHTM is being designed to include significant cavern storage of natural gas using its massive 2-mile diameter salt dome.  The ability to offer significant natural gas storage, which would initially include 28 bcf of cavern storage, offers excellent opportunities to achieve added value for LNG imports and provides security of supply and peaking capabilities for downstream customers.  Peak deliverability for the regasification and storage facilities would total 2.5 bcfd.

McMoRan continues to pursue commercial arrangements for the facilities and has been engaged in active discussions with potential LNG suppliers and natural gas consumers. There is significant interest in the project and McMoRan expects to advance these discussions in parallel with the permitting process.

The MPEHTM project would provide significant economic benefits for the State of Louisiana and the U.S.  The project is expected to create up to 1,300 direct jobs during the construction phase and economists estimate 18,000 jobs will be created by the direct and secondary spending during construction.  Once operational, the project is estimated to result in 1,000 direct and secondary jobs.  Additionally, the direct and secondary impact of the facility would total $4 billion over the life of the project.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area.  Additional information about McMoRan and MPEHTM is available on our internet websites “www.mcmoran.com” and “www.mpeh.com”.

CAUTIONARY STATEMENT: This press release contains certain forward-looking statements regarding the potential Main Pass Energy HubTM project and the related permitting process.  Accuracy of the forward-looking statements depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  McMoRan cautions readers that it assumes no obligation to update or publicly release any revisions to the projections in this press release.  Important factors that might cause future results to differ from these projections include: the feasibility of the potential Main Pass Energy HubTM and the ability to obtain significant project financing and regulatory approvals for such project.  Such factors and others are more fully described in more detail in McMoRan’s 2002 Annual Report on Form 10-K and McMoRan’s recent Registration Statement on Form S-3, both on file with the Securities and Exchange Commission.

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